As filed with the Securities and Exchange Commission on April 8, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 _____________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

the rubicon project, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-8881738 (I.R.S. Employer Identification No.)

12181 Bluff Creek Drive, 4th Floor

Los Angeles, CA 90094

(Address of Principal Executive Offices, Zip Code)

The Rubicon Project, Inc. 2014 Equity Incentive Plan, as amended
Telaria, Inc. 2013 Equity Incentive Plan, as amended
ScanScout, Inc. 2009 Equity Incentive Plan, as amended
Tremor Media, Inc. 2008 Stock Plan, as amended
Inducement Stock Option Awards
Inducement Restricted Stock Unit Awards
The Rubicon Project, Inc. 2014 Employee Stock Purchase Plan, as amended

(Full title of the plans)

Aaron Saltz
General Counsel and Corporate Secretary
The Rubicon Project, Inc.

12181 Bluff Creek Drive, 4th Floor

Los Angeles, CA 90094

(Name and address of agent for service)

(310) 207-0272

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Registrant Common Stock, par value $0.00001 issuable pursuant to:
—Future awards under The Rubicon Project, Inc. 2014 Equity Incentive Plan (the “Rubicon Plan”)	16,242,688(2)	$4.49(3)	$72,929,669.12(3)	$9,466.27
—Outstanding restricted stock units under the Telaria, Inc. 2013 Equity Incentive Plan (the “Telaria Plan”) and outstanding inducement restricted stock unit awards (the “Inducement RSUs”)	2,416,928(4)	$4.49(3)	$10,852,006.72(3)	$1,408.59
—Outstanding options under the Telaria Plan, the ScanScout, Inc. 2009 Equity Incentive Plan (the “ScanScout Plan”), the Tremor Media, Inc. 2008 Stock Plan (the “Tremor Media Plan”) and outstanding inducement stock option awards (the “Inducement Options”)	4,998,650(5)	$3.80(6)	$18,994,870(6)	$2,465.53
—Future awards under The Rubicon Project, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”)	2,000,000(7)	$3.82(8)	$7,640,000(8)	$991.67

Total:	25,658,266		$110,416,545.84	$14,332.06
(1)	In addition to the number of shares of the common stock, par value $0.00001 per share (the “Common Stock”) of the Registrant stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	In connection with the merger of a wholly owned subsidiary of The Rubicon Project, Inc. (the “Company” or “Registrant”) with and into Telaria, Inc. (“Telaria”) (such transaction, the “Merger”), the Registrant has assumed the shares that remained available for future awards under the Telaria Plan and converted such shares into 7,242,688 shares of Common Stock that may be issued pursuant to future awards granted under the Rubicon Plan in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual. The Registrant is also registering 9,000,000 shares of Common Stock that may be issued under the Rubicon Plan as a result of an “evergreen” provision contained therein.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on April 3, 2020.

(4)

In connection with the Merger, the Registrant assumed approximately 2,366,496 restricted stock units granted under the Telaria Plan and 50,432 Inducement RSUs, which were granted by Telaria as inducement awards in reliance on the employment inducement exception to shareholder approval under Section 303A.08 of the NYSE Listed Company Manual. This Registration Statement also covers the future issuance under the Telaria Plan of the shares of Common Stock underlying the restricted stock units assumed under the Telaria Plan in the event that such shares of Common Stock revert to the Telaria Plan share reserve in accordance with the terms of the Telaria Plan.

(5)

In connection with the Merger, the Registrant assumed approximately 1,029,647 outstanding stock options granted under the Telaria Plan, 528 outstanding stock options granted under the ScanScout Plan, 2,340,065 outstanding stock options granted under the Tremor Media Plan and 1,628,410 Inducement Options, which were granted by Telaria as inducement awards in reliance on the employment inducement exception to shareholder approval under Section 303A.08 of the NYSE Listed Company Manual. This Registration Statement also covers the future issuance under the Telaria Plan of the shares of Common Stock underlying the stock options assumed under the Telaria Plan in the event that such shares of Common Stock revert to the Telaria Plan share reserve in accordance with the terms of the Telaria Plan.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted-average exercise price per share of the options assumed by the Registrant.
(7)	Represents 2,000,000 shares of Common Stock that may be issued under the ESPP as a result of an “evergreen” provision contained therein.
(8)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based upon a 15% discount from the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on April 3, 2020, such discount representing the maximum permissible discount offered pursuant to the ESPP.

EXPLANATORY NOTE

On April 1, 2020, a wholly owned subsidiary of The Rubicon Project, Inc. (the “Registrant”) merged with and into Telaria, Inc. (“Telaria”) with Telaria becoming a wholly owned subsidiary of the Registrant (the “Merger”). This registration statement on Form S-8 relates to shares of the Registrant’s Common Stock, $0.00001 par value per share, issuable pursuant to future awards that may be granted under the Rubicon Plan, the ESPP and the Telaria Plan and upon the vesting of restricted stock units and exercise of options assumed by the Registrant in connection with the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on February 27, 2020;
2.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 16, 2020, January 30, 2020 (as amended by the Registrant’s Current Report on Form 8-K/A filed on January 31, 2020), February 28, 2020 and April 1, 2020; and
3.	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 28, 2014, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock will be passed on for the Registrant by Aaron Saltz, Esq., General Counsel and Corporate Secretary of the Registrant, who has received awards under the Telaria Plan and is eligible to receive additional awards under the Rubicon Plan, the Telaria Plan and the ESPP.

Item 6.	Indemnification of Directors and Officers.

Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Registrant’s Amended and Restated Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, registrant will indemnify any and all of its executive officers and directors. Registrant’s sixth amended and restated certificate of incorporation also relieves its directors from monetary damages to Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Bylaws also expressly authorize the Registrant to carry directors’ and officers’ insurance providing indemnification to its directors and officers for some liabilities. The Registrant maintains directors’ and officers’ liability insurance.

In addition to the indemnification provided by the Registrant’s Amended and Restated Bylaws, the Registrant has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, require the Registrant to indemnify these directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which such person is a party, or is threatened to be made a party, by reason of the fact such person is or was a director, officer, employee, agent, or fiduciary of the Registrant or any of its subsidiaries, by reason of any action or inaction by such person while serving as an officer, director, agent, or fiduciary, or by reason of the fact that such person was serving at the Registrant’s request as a director, officer, employee, agent, or fiduciary of another entity. Registrant may, in its discretion, similarly indemnify its employees and agents.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Sixth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 15, 2014).

4.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 1, 2020).

5.1*	Opinion of Aaron Saltz, Esq.

23.1*	Consent of Aaron Saltz, Esq. (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page hereto).

99.1	The Rubicon Project, Inc. 2014 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2016).

99.2*	Telaria, Inc. 2013 Equity Incentive Plan, as amended.

99.3*	ScanScout, Inc. 2009 Equity Incentive Plan, as amended.

99.4*	Tremor Media, Inc. 2008 Stock Plan, as amended.

99.5*	Forms of Inducement Stock Option Award Agreement.

99.6*	Inducement Restricted Stock Unit Award Agreement dated July 10, 2017 by and between Telaria, Inc. and Mark Zagorski.

99.7	The Rubicon Project, Inc. 2014 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2018).
____________

*Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 8, 2020.

The Rubicon Project, Inc.

By:	/s/ David Day
Name:	David Day
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Barrett, David Day and Aaron Saltz, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons have signed this Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Michael Barrett	Chief Executive Officer and Director	April 8 , 2020
Michael Barrett	(Principal Executive Officer)

/s/ David Day	Chief Financial Officer	April 8, 2020
David Day	(Principal Financial Officer)

/s/ Blima Tuller	Chief Accounting Officer	April 8, 2020
Blima Tuller	(Principal Accounting Officer)

/s/ Paul Caine	Director	April 8, 2020
Paul Caine

/s/ Robert J. Frankenberg	Director	April 8, 2020
Robert J. Frankenberg

/s/ Sarah P. Harden	Director	April 8, 2020
Sarah P. Harden

/s/ Doug Knopper	Director	April 8, 2020
Doug Knopper

/s/ Rachel Lam	Director	April 8, 2020
Rachel Lam

/s/ James Rossman	Director	April 8, 2020
James Rossman

/s/ Robert F. Spillane	Director	April 8, 2020
Robert F. Spillane

/s/ Lisa L. Troe	Director	April 8, 2020
Lisa L. Troe